Exhibit 99.1

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John Peschier, 312.930.8491
CME-G
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FOR IMMEDIATE RELEASE

CME and CBOT Complete Merger Creating the Leading Global Financial Exchange

CHICAGO, July 12 — Chicago Mercantile Exchange Holdings Inc. (NYSE/Nasdaq: CME) and CBOT Holdings, Inc. (NYSE: BOT) today announced that they have completed the merger of their companies, effective today. The combined company, CME Group Inc., a CME/Chicago Board of Trade Company, will be the world’s largest and most diverse exchange, with all major benchmark asset classes ultimately available on a single trading platform and floor. CME Group stock will trade on the New York Stock Exchange and NASDAQ under the ticker symbol “CME.”

As of the close of the markets today, CBOT Holdings stock has been delisted and will no longer trade on NYSE.

The merger creates a company with pro forma 2006 annual revenue of $1.6 billion and average trading volume of approximately 10.2 million contracts per day in the second quarter 2007. Customers from more than 80 countries trade CME Group products, primarily electronically. Corporate headquarters of the combined organization will remain in Chicago at 20 S. Wacker Drive.

“This is a historic day for both companies, as our two Chicago institutions join to create CME Group,” said CME Group Executive Chairman Terry Duffy. “We are grateful for the strong support demonstrated by CME and CBOT shareholders and are confident today’s close of our landmark merger will bring substantial benefits to all our shareholders, customers, members and the city of Chicago.”

“As we have said all along, we believe this is the right strategic decision for CBOT’s shareholders and customers,” said Charles P. Carey, CME Group Vice Chairman and former Chairman of CBOT. “This merger delivers significant value for our shareholders and creates tremendous opportunities for our members and customers. We are excited to now move forward as one company with our combined resources and strengths.”

“We are extremely pleased to complete our merger and begin operating as the largest and most diverse exchange in the world,” said Craig Donohue, CME Group Chief Executive Officer. “We are now in the enviable position of executing our integration plans while simultaneously pursuing a broad range of ambitious new growth opportunities. We are fortunate to enjoy a leading position in the further growth and consolidation of our industry.”

Under the terms of the agreement, CBOT stockholders will receive 0.375 shares of CME Group Class A common stock per share of CBOT Class A common stock. In addition, immediately prior to the close of the merger, CBOT paid the previously announced one-time cash dividend of $9.14 per CBOT share, or a total of $485 million.

CME Group Inc. intends to promptly initiate a previously announced cash tender offer for up to $3.5 billion in common stock of the combined company, or approximately 12 percent of the combined company’s outstanding shares, at a fixed price of $560 per share. The tender offer will be open to former CBOT Holdings shareholders that received CME stock in connection with the merger, as well as existing CME shareholders.

CME Group is the world’s largest and most diverse exchange. Formed by the 2007 merger of the Chicago Mercantile Exchange (CME) and the Chicago Board of Trade (CBOT), CME Group serves the risk management needs of customers around the globe. As an international marketplace, CME Group brings buyers and sellers together on the CME Globex electronic trading platform and on its trading floors. CME Group offers the widest range of benchmark products available across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, agricultural commodities, energy, and alternative investment products such as weather and real estate. CME Group is traded on the New York Stock Exchange and NASDAQ under the symbol “CME.”

The Globe logo, CME, Chicago Mercantile Exchange, CME Group, Globex and E-mini, are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago. Standard & Poor’s, S&P 500 and S&P, S&P MidCap 400, Standard & Poor’s Depositary Receipts and SPDR are trademarks of The McGraw-Hill Companies, Inc. NASDAQ, NASDAQ-100 and the NASDAQ-100 Index are trademarks of The Nasdaq Stock Market, Inc. Nikkei and Nikkei 225 are trademarks of Nihon Keizai Shimbun Inc. The Russell 2000 Index and Russell 1000 Index are registered trademarks of Frank Russell Co. TRAKRS and Total Return Asset Contracts are trademarks of Merrill Lynch & Co., Inc. GSCI is a trademark of Goldman Sachs & Co. Morgan Stanley Capital International, MSCI, and EAFE are trademarks of MSCI. FTSE/Xinhua China 25 is a trademark of FTSE Xinhua Index Limited. Dow Jones and Dow Jones Industrial Average are trademarks of Dow Jones & Company, Inc. CDR Liquid 50 NAIG is a trademark of Credit Derivatives Research LLC. These trademarks are used herein under license. All other trademarks are the property of their respective owners.

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The information in this document describing CME’s planned tender offer following closing of the transaction is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of CME’s common stock in the tender offer. The tender offer will be made only pursuant to an Offer to Purchase and related materials that CME will distribute to shareholders of the combined company after the proposed transaction with CBOT is consummated. Shareholders should read the Offer to Purchase and the related materials carefully when they become available because they will contain important information, including the various terms and conditions of the tender offer. Subsequent to the closing of the transaction with CBOT, shareholders will be able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that CME will file with the SEC free of charge at www.sec.gov or from CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606, Attention: Beth Hausoul.

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